UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Dillard’s Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DILLARD’S, INC.

PROXY STATEMENT

DILLARD’S, INC.

POST OFFICE BOX 486

LITTLE ROCK, ARKANSAS 72203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 16, 2009

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DILLARD’S, INC.

POST OFFICE BOX 486

LITTLE ROCK, ARKANSAS 72203

TO THE HOLDERS OF CLASS A AND

CLASS B COMMON STOCK:

Notice is hereby given that the 2009 Annual Meeting of Stockholders of Dillard’s, Inc. will be held at the Dillard’s, Inc. Corporate Office, 1600 Cantrell Road, Little Rock, Arkansas on Saturday, May 16, 2009, at 9:30 a.m. CDT for the following purposes:

1.	To elect as directors the twelve nominees named in the attached Proxy Statement (four of whom are to be elected by Class A stockholders and eight of whom are to be elected by Class B stockholders).

2.	To approve an amendment to the Dillard’s, Inc. Stock Bonus Plan to increase the number of shares of Class A Common Stock available for issuance.

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Proxy Statement.

The stock transfer books of the Company will not be closed, but only stockholders of record at the close of business on March 31, 2009, will be entitled to notice of, and to vote at, the meeting or any adjournment thereof. This Proxy Statement and the enclosed proxy are being first mailed to Dillard’s, Inc. stockholders on or about April 22, 2009.

Your participation in the meeting is earnestly solicited. If you do not expect to be present in person at the meeting, please sign, date, and fill in the enclosed Proxy and return it by mail in the enclosed envelope to which no postage need be affixed if mailed in the United States of America. The giving of a Proxy does not affect your right to revoke it later or vote your shares in person in the event you should attend the annual meeting.

By Order of the Board of Directors

PAUL J. SCHROEDER, JR.

Vice President,

General Counsel,

Secretary

Little Rock, Arkansas

April 22, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2009.

The accompanying proxy statement and the 2008 Annual Report on Form 10-K are available at

http://investor.shareholder.com/dillards/annuals.cfm

DILLARD’S, INC.

POST OFFICE BOX 486

LITTLE ROCK, ARKANSAS 72203

Telephone (501) 376-5200

April 22, 2009

PROXY STATEMENT

The enclosed Proxy is solicited by and on behalf of the Board of Directors of Dillard’s, Inc. (the “Company”), a Delaware corporation, for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Saturday, May 16, 2009, at 9:30 a.m. CDT at the Company’s Corporate Office, 1600 Cantrell Road, Little Rock, Arkansas, or at any adjournment or adjournments thereof.

Any stockholder giving a Proxy has the power to revoke it, at any time before it is voted, by written revocation delivered to the Secretary of the Company. Proxies solicited herein will be voted in accordance with any directions contained therein, unless the Proxy is received in such form or at such time as to render it ineligible to vote, or unless properly revoked. If no choice is specified, the shares will be voted in accordance with the recommendations of the Board of Directors as described herein. These proxy materials are first being mailed to stockholders on or about April 22, 2009.

You may also obtain a copy of these proxy materials at http://investor.shareholder.com/dillards/annuals.cfm.

If matters of business other than those described in the Proxy properly come before the meeting, the persons named in the Proxy will vote in accordance with their best judgment on such matters. The Proxies solicited herein shall not confer any authority to vote at any meeting of stockholders other than the meeting to be held on May 16, 2009, or any adjournment or adjournments thereof.

The cost of soliciting Proxies will be borne by the Company. The Company will reimburse brokers, custodians, nominees and other fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners of shares. In addition to solicitation by mail, certain officers and employees of the Company may solicit Proxies by telephone, fax, email or other electronic means, or in person. These persons will receive no compensation other than their regular salaries. The Company has retained Innisfree M&A Incorporated, a professional proxy solicitation firm, to assist in the solicitation of proxies. The fees of such firm are not expected to exceed $15,000.

OUTSTANDING STOCK; VOTING RIGHTS;

VOTE REQUIRED FOR APPROVAL

The stock transfer books of the Company will not be closed, but only stockholders of record at the close of business on March 31, 2009, will be entitled to notice of, and to vote at, the meeting. At that date, there were 69,775,521 shares of Class A Common Stock outstanding and 4,010,929 shares of Class B Common Stock outstanding. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding as of the record date is required to establish a quorum at the Annual Meeting.

If a quorum is established, each holder of Class A Common Stock and each holder of Class B Common Stock shall be entitled to one vote on the matters presented at the meeting for each share standing in his name except that the holders of Class A Common Stock are empowered as a class to elect one-third of the Directors and the holders of Class B Common Stock are empowered as a class to elect two-thirds of the Directors. Stockholders will not be allowed to vote for a greater number of nominees than those named in this proxy statement. Nominees for Director of each class, to be elected, must receive the affirmative vote of a majority of the shares of that respective class outstanding and eligible to vote in the election. Cumulative voting for Directors is not permitted.

The vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and having voting power is required for approval of the amendment to the Stock Bonus Plan.

Abstentions will not be counted as votes cast for election of directors and, with respect to the approval of the amendment to the Stock Bonus Plan, abstentions will have the effect of a vote against such proposals.

Under Delaware General Corporate Law, if shares are held by a broker that has indicated that it does not have discretionary authority to vote on a particular matter without instructions from you under the New York Stock Exchange listing standards (“broker non-votes”), those shares will not be considered as present and entitled to vote with respect to that matter, but such shares will be counted with respect to determining whether a quorum is present. Brokers will not be permitted to vote shares for or against the approval of the amendment to the Stock Bonus Plan without instructions from the individual stockholders. As such, broker non-votes will have the effect of a vote against the amendment to the Stock Bonus Plan.

The last date for the acceptance of Proxies by management is the close of business on May 15, 2009, and no Proxy received after that date will be voted by management at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

The following table sets forth certain information regarding persons known to the Company to beneficially own five percent (5%) or more of a class of the Company’s outstanding voting securities as of the close of business on January 31, 2009.

Name and Address	Class	No. of Shares Owned		Percent Of Class (1)
Dillard’s, Inc. Retirement Trust 1600 Cantrell Road Little Rock, AR 72201	Class A	14,429,203	(2)	20.8%

Southeastern Asset Management, Inc. 6410 Poplar Avenue, Suite 900 Memphis, TN 38119	Class A	9,185,988	(3)	13.2%

Donald Smith & Co., Inc. 152 West 57th Street New York, NY 10019	Class A	6,930,050	(4)	10.0%

W.D. Company, Inc. (5) 1600 Cantrell Road Little Rock, Arkansas 72201	Class A Class B	41,496 3,985,776		0.1 99.4	% %

(1)	At January 31, 2009 there were a total of 69,443,560 shares of the Company’s Class A Common Stock and 4,010,929 shares of the Company’s Class B Common Stock outstanding.

(2)	Based on information contained in Schedule 13G filed April 8, 2009 with the Securities and Exchange Commission.

(3)	Based on information contained in Schedule 13D filed March 19, 2008 with the Securities and Exchange Commission.

(4)	Based on information contained in Schedule 13G/A filed February 12, 2009 with the Securities and Exchange Commission.

(5)	William Dillard, II, Chief Executive Officer of the Company, Alex Dillard, President, and Mike Dillard, Executive Vice President, are officers and directors of W.D. Company, Inc. and own 27.4%, 27.9% and 26.3%, respectively, of the outstanding voting stock of W.D. Company, Inc.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the number of shares of Class A and Class B Common Stock of the Company beneficially owned by each director, each nominee, each of the executive officers named under “Executive Compensation” and the directors and executive officers, as a group, as of March 31, 2009:

	Class A Shares			Class B Shares
Name	Amount(1)		% of Class	Amount(1)		% of Class
Robert C. Connor	61,848	(2)	0.1%	—		*
Alex Dillard(3)	2,106,086	(4)	3.0%	3,985,776	(4)	99.4%
Mike Dillard (3)	1,405,085	(4)	2.0%	3,985,776	(4)	99.4%
William Dillard, II (3)	1,811,594	(4)	2.6%	3,985,776	(4)	99.4%
James I. Freeman	884,191	(5)	1.3%	—		*
James A. Haslam, III	3,000		*	—		*
Peter R. Johnson	36,536	(6)	*	—		*
R. Brad Martin	100,500		0.1%	—		*
Drue Matheny	798,290	(7)	1.1%	—		*
Frank R. Mori	3,000		*	—		*
Warren A. Stephens	144,536	(8)	0.2%	—		*
Nick White	30,000		*	—		*
All Nominees, Directors & Executive Officers as a Group (a total of 19 persons)	7,992,853	(9) (10)	10.8%	3,985,776	(9)	99.4%

* Denotes less than 0.1%

(1)	Based on information furnished by the respective individuals.

(2)	Includes nine shares owned by his wife. Robert C. Connor owns 32,120 shares of Class A Common Stock and has the right to acquire beneficial ownership of 29,719 shares pursuant to currently exercisable options granted under Company stock option plans.

(3)	William Dillard, II, Alex Dillard and Mike Dillard are directors and officers of W. D. Company, Inc. and own 27.4%, 27.9% and 26.3%, respectively, of the outstanding voting stock of such company.

(4)	Includes 41,496 shares of Class A Common Stock and 3,985,776 of Class B Common Stock owned by W. D. Company, Inc., in which shares William Dillard, II, Alex Dillard and Mike Dillard are each deemed to have a beneficial interest due to their respective relationships with W. D. Company, Inc. See “Principal Holders of Voting Securities.” William Dillard, II individually owns 852,499 shares of Class A Common Stock, is a beneficiary of 4,719 shares held in trust, and has the right to acquire beneficial ownership of 912,880 shares pursuant to currently exercisable options granted under Company stock option plans. Alex Dillard and his wife individually own 767,210 and 36,000 shares, respectively, of Class A Common Stock; he has sole voting power with respect to 29,434 shares held in trust for two minor children, has shared voting power with respect to 321,229 shares held in trust and has the right to acquire beneficial ownership of 910,717 shares pursuant to currently exercisable options granted under Company stock option plans. Mike Dillard individually owns 482,746 shares of Class A Common Stock; his wife has sole voting power with respect to 610 shares held in trust for two minor children; he has sole voting power with respect to 54,705 shares held in trust for three minor children, has shared voting power with respect to 321,229 shares held in trust and has the right to acquire beneficial ownership of 504,299 shares pursuant to currently exercisable options granted under Company stock option plans.

(5)	James I. Freeman owns 412,937 shares of Class A Common Stock, has sole voting power with respect to 6,850 shares held in trust for a minor child, has sole voting power with respect to 34,933 shares held in a charitable trust and has the right to acquire beneficial ownership of 429,471 shares pursuant to currently exercisable options granted under Company stock option plans.

(6)	Peter R. Johnson owns 11,536 shares of Class A Common Stock and has the right to acquire beneficial ownership of 25,000 shares pursuant to currently exercisable options granted under Company stock option plans.

(7)	Drue Matheny owns 288,336 shares of Class A Common Stock, is a beneficiary of 6,029 shares held in trust, has the sole voting power with respect to 4,100 shares held in trust for a child, and has the right to acquire beneficial ownership of 499,825 shares pursuant to currently exercisable options granted under Company stock option plans. She owns 7.3% of the outstanding voting stock, of W.D. Company, Inc., but is not an officer or director. Therefore she is not deemed to have a beneficial interest in any Dillard’s, Inc. shares owned by W.D. Company, Inc.

(8)	Warren A. Stephens owns 14,536 shares of Class A Common Stock in trust, controls 100,000 shares held by Stephens Investment LLC and has the right to acquire beneficial ownership of 30,000 shares pursuant to currently exercisable options granted under Company stock option plans.

(9)	The shares in which William Dillard, II, Alex Dillard and Mike Dillard are deemed to have a beneficial interest due to their respective relationships with W. D. Company, Inc. and certain trusts have been included in this computation only once and were not aggregated for such purpose.

(10)	Includes the right to acquire beneficial ownership of 3,856,911 shares pursuant to currently exercisable options granted under Company stock option plans.

PROPOSAL 1. ELECTION OF DIRECTORS

The number of directors that will serve on the Company’s Board for the ensuing year is currently set at twelve but may be changed from time to time in the manner provided in the Company’s by-laws. Class A stockholders are entitled to vote for the election of four Directors and Class B Stockholders are entitled to vote for the election of eight Directors. The Board recommends that each nominee be elected at the Annual Meeting. The following table briefly indicates the name, principal occupation and age of each nominee, as well as the year each nominee first was elected as a Director. The table also indicates which class of Common Stock that each nominee will be representing.

Name	Age	Principal Occupation	Director Since	Class
Robert C. Connor	67	Investments, Dallas, Texas	1987	B

Drue Matheny	62	Executive Vice President of the Company	1994	B

Alex Dillard	59	President of the Company	1975	B

Mike Dillard	57	Executive Vice President of the Company	1976	B

William Dillard, II	64	Chief Executive Officer of the Company	1967	B

James I. Freeman	59	Senior Vice President and Chief Financial Officer of the Company	1991	B

James A. Haslam, III	55	President and Chief Executive Officer of Pilot Travel Centers, LLC, Knoxville, TN	2008	A

Peter R. Johnson	61	Chairman, PRJ Holdings, Inc., San Francisco, California	2004	B

R. Brad Martin	57	Chairman of RBM Venture Company, Memphis, TN	2008	A

Frank R. Mori	68	Co-Chief Executive Officer and President of Takihyo, Inc., New York, NY	2008	A

Warren A. Stephens	52	President and Chief Executive Officer of Stephens Inc. and Co-Chairman of SF Holding Corp., Little Rock, AR	2002	B

Nick White	64	President & Chief Executive Officer, White & Associates, Rogers, AR	2008	A

The following nominees for director also hold directorships in the designated companies:

Name	Director of
William Dillard, II	Acxiom Corporation and Barnes & Noble, Inc.

James A. Haslam, III	First Horizon National Corporation and Ruby Tuesday, Inc.

R. Brad Martin	First Horizon National Corporation, Gaylord Entertainment, Inc., Lululemon Athletica and Ruby Tuesday, Inc.

Nick White	Pep Boys-Manny, Moe & Jack

The business associations of the nominees as shown in the table under “Nominees for Election as Directors” have been continued for more than five years, except for the following: Mr. Martin retired as Chairman of the

Board of Saks Incorporated in May 2007. Prior to January 2007, Mr. Martin was Chairman of the Board and Chief Executive Officer of Saks Incorporated. Each nominee for Director was elected to the Board of Directors at the annual meeting of stockholders held May 17, 2008.

William Dillard, II, Drue Matheny, Alex Dillard and Mike Dillard are siblings.

Directors are to be elected at the Annual Meeting for a term of one year and until the election and qualification of their successors. Once elected, our Directors have no ongoing status as “Class A” or “Class B” Directors and have the same duties and responsibilities to all stockholders. The Proxies solicited hereby will be voted “FOR” the election as Directors of the 12 persons hereinafter identified under “Nominees for Election as Directors” if not specified otherwise. Management does not know of any nominee who will be unable to serve, but should any nominee be unable or decline to serve, the discretionary authority provided in the Proxy will be exercised to vote for a substitute or substitutes.

Information regarding the Board and its Committees

The Board of Directors met four times during the Company’s last fiscal year, on February 23, May 21, August 26 and November 25, 2008.

Audit Committee members are Robert C. Connor, Chairman, Peter R. Johnson and R. Brad Martin. The Audit Committee held eleven meetings during the year.

The Stock Option and Executive Compensation Committee (the “Compensation Committee”) members are Robert C. Connor, Peter R. Johnson, Chairman and Warren A. Stephens. The Compensation Committee held two meetings during the year.

Dillard’s, Inc. qualifies as a “controlled company” under the corporate governance rules of the New York Stock Exchange (“NYSE”) due to the ownership by W.D. Company of shares of Class B Common Stock allowing it to cast more than 50% of votes eligible to be cast for the election of two-thirds of the Directors of the Company that are elected by Class B Stockholders. In accordance with a provision in NYSE rules for controlled companies, the Company has elected not to comply with NYSE corporate governance rules that provide for (i) a majority of independent directors or (ii) a nominating/corporate governance committee comprised solely of independent directors. However, the Compensation Committee has adopted a written charter and otherwise complies with the requirements of NYSE Rule 303A.05, “Corporate Governance Standards for Compensation Committees.” Based on the foregoing exemption for controlled companies, the Company is not required to and does not have a nominating/corporate governance committee.

The Company’s by-laws provide that nominations to represent Class A stockholders shall be of independent persons only. For these purposes, “independent” shall mean a person who: (i) has not been employed by the Company or an affiliate in any executive capacity within the last five years; (ii) was not, and is not a member of a corporation or firm that is one of the Company’s paid advisers or consultants; (iii) is not employed by a significant customer, supplier or provider of professional services; (iv) has no personal services contract with the Company; (v) is not employed by a foundation or university that receives significant grants or endowments from the Company; (vi) is not a relative of the management of the Company; (vii) is not a stockholder who has signed stockholder agreements legally binding him to vote with management; and (viii) is not the chairman of a company on which Dillard’s, Inc. Chairman or Chief Executive Officer is also a board member. All of the nominees to represent Class A stockholders listed below qualify as independent persons as defined in the above resolution.

All of the nominees for Director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the board on which they served. Dillard’s, Inc. has a policy, which encourages each board member to attend the annual stockholders’ meeting. William Dillard, II, Alex Dillard, Mike Dillard, James I. Freeman, Peter R. Johnson and Drue Matheny were in attendance at the Annual Meeting of stockholders on May 17, 2008.

The Board has determined that each of the Class A Nominees, as well Robert C. Connor and Peter R. Johnson who serve as Class B Directors, qualify as independent directors in accordance with the NYSE corporate governance rules.

The Board has designated Peter R. Johnson to act as the presiding director of executive sessions to be held on a regular basis by non-management members of the Board. You may contact individual directors, any Board committee, the non-management directors as a group or the Board as a whole, at any time. Your communication should be sent to the “Presiding Member of Non-Management Members of the Board of Directors” or “Non-Management Members of the Board of Directors” at 1600 Cantrell Road, Little Rock, Arkansas 72201.

The Board has adopted Corporate Governance Guidelines, and each of the Audit Committee and Compensation Committee has adopted a written charter. The Board has also adopted a Code of Conduct that applies to all Company employees including the Company’s Directors, CEO and senior financial officers. The current version of these corporate governance documents is available free of charge on the Company’s Web site at www.dillards.com and are available in print to any stockholder who requests copies by contacting Julie J. Bull, Director of Investor Relations, at 1600 Cantrell Road, Little Rock, AR 72201.

2008 DIRECTOR COMPENSATION

The following table summarizes the compensation paid by the Company to nonemployee Directors for the fiscal year ended January 31, 2009:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Robert C. Connor	$89,000	$55,950	$—	$—	$—	$—	$144,950
James A. Haslam, III	54,000	55,950	—	—	—	—	109,950
R. Brad Martin	62,500	55,950	—	—	—	—	118,450
Frank R. Mori	50,000	55,950	—	—	—	—	105,950
Peter R. Johnson	90,000	55,950	—	—	—	—	145,950
Warren A. Stephens	57,000	55.950	—	—	—	—	112,950
Nick White	52,500	55,950	—	—	—	—	108,450

Nonemployee Directors receive an annual cash retainer of $45,000 as well as 3,000 restricted shares of the Company’s Class A Common Stock. Committee chairmen receive an additional annual retainer of $20,000. Nonemployee Directors receive $2,500 for each board meeting or audit committee meeting attended in person; $1,500 for other committee meetings attended in person and $500 for each telephonic board or committee meeting. The amounts in the “Stock Awards” column represent the compensation expense recognized in fiscal 2008 for financial statement purposes under Financial Accounting Standards Board Statement on Financial Accounting Standards No. 123 (revised 2004), Share-Based Payments (“SFAS 123(R)”), and is equal to the closing market price of 3,000 shares on the date of grant.

Compensation Committee Interlocks and Insider Participation

Peter R. Johnson, Robert C. Connor, and Warren A. Stephens each served on the Compensation Committee during fiscal 2008. None of the members of the Compensation Committee is or has been an officer or employee of the Company. With the exception of transactions described as Items 3 and 4 under “Certain Relationship and Transactions”, none of the members of the Compensation Committee participated in a transaction requiring disclosure under Item 404 of Regulation S-K.

BOARD RECOMMENDATION

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE SLATE OF DIRECTORS NOMINATED BY THE BOARD. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR EACH NOMINEE UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

VOTE REQUIRED

Approval of a nominee to serve as Class A Director requires the affirmative vote of a majority of the shares of Class A Common Stock outstanding. Approval of a nominee to serve as Class B Director requires the affirmative vote of a majority of the shares of Class B Common Stock.

Stockholders are not entitled to cumulative voting with respect to the election of directors. The Board does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unavailable for election, all proxies will be voted for the election of a substitute nominated by the Board.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides information regarding the compensation paid to our Chief Executive Officer, Chief Financial Officers and certain other executive officers who were the most highly compensated in fiscal year 2008. These individuals, referred to as “named executive officers” or “NEOs,” are identified below:

•	William Dillard, II, Chief Executive Officer

•	Alex Dillard, President

•	Mike Dillard, Executive Vice President

•	Drue Matheny, Executive Vice President

•	James I. Freeman, Senior Vice President and Chief Financial Officer

This section should be read in conjunction with the detailed tables and narrative descriptions under the section titled “Executive Compensation” in this Proxy Statement.

Overview of Compensation Philosophy

The Compensation Committee of our Board of Directors has responsibility for establishing, implementing and monitoring adherence to our compensation philosophy. The Compensation Committee strives to ensure that the total compensation paid to executive officers is fair, reasonable and competitive.

The Compensation Committee evaluates both performance and compensation to ensure that we maintain the ability to attract and retain qualified management personnel and that compensation provided to those employees remains competitive relative to the compensation paid by our competitors. The Compensation Committee strives to achieve this objective by providing compensation packages that include a base salary, performance-based incentive bonuses and equity-based compensation.

The Compensation Committee annually reviews compensation packages and amounts paid by our primary competitors and other family-founded and family-managed companies in structuring elements to be included in our compensation packages and determining compensation amounts. This review, along with the independent judgment exercised by members of the Compensation Committee, guides the Compensation Committee’s decisions regarding the allocation of compensation amounts between long-term and currently paid compensation, and the allocation between cash and non-cash amounts. The Compensation Committee attempts to devise these allocations along percentages generally comparable to our competitors while adhering to the underlying principles and objectives of our compensation policies.

In administering our compensation package, the Compensation Committee attempts to foster a pay-for-performance culture providing executives with the opportunity to increase their level of overall compensation based on the company’s achievement of profitability. The specific aspects of corporate performance that are generally considered when determining our compensation policies include stock performance during the fiscal year, sales growth (both overall sales and same store sales), growth in margins and pre-tax income. For example, the award of annual cash performance bonuses (pursuant to a plan approved by stockholders in 1994 is based on a formula tied to the Company’s realization of pre-tax income and increases in pre-tax income over the past fiscal year. In addition, the Company uses stock option grants to tie the amount of compensation directly to the market performance of our Common Stock. Sales and gross margin increases (or decreases) are also considered when making the determination whether to increase base salaries but their significance may be tempered by competitive pressures and economic conditions over which the company may have little or no control which could cause year to year fluctuations in sales and margins.

We believe that our compensation packages, and each individual element included, are competitive in our industry. Our programs are designed to allow our executives the opportunity to both increase their annual cash compensation through performance based bonuses and to capitalize on any increases in our stock price resulting from the company’s success.

Our Compensation Committee’s Charter is available on our website at www.dillards.com.

Role of Executive Officers in Compensation Decisions

Our chief executive officer, president and chief financial officer provide input to the Compensation Committee regarding Company performance. However, the Compensation Committee exercises complete discretion in making all compensation decisions regarding cash compensation and equity awards for all of our executive officers.

Objectives, Purposes and Rewards of Our Compensation Program

Our compensation program is designed to maintain our competitive position in our industry by providing benefits equivalent to those offered by our leading competitors. The program’s objectives are to:

•

Provide compensation opportunities that are equivalent to those offered by comparable companies, thereby allowing the Company to compete for and retain talented executives who are critical to our long-term success;

•	Motivate executive officers by rewarding them for attainment of profitability of the Company; and

•

Align the interests of executives with the long-term interests of stockholders by awarding equity-based compensation in the form of stock option grants and participation in retirement, stock option and stock bonus plans encouraging stock ownership by our executives.

We have designed our compensation programs to attract, retain and motivate talented individuals and encourage these individuals to engage in behaviors necessary to enable us to succeed in creating stockholder value in a highly competitive marketplace. We choose to pay each separate element of our compensation package with the intent of rewarding certain behaviors believed to be beneficial to the Company and to accomplishing specific purposes, as described below.

Base Salary is designed to:

•	Reward competencies of our executives relative to skills, position and contributions to the success of our Company; and

•

Provide a level of annual cash compensation competitive with the marketplace that recognizes contributions to the overall success of the Company and provides the potential to enjoy annual increases reflecting those contributions.

Annual Cash Performance Bonuses are designed to:

•	Motivate employees to assist in the attainment of profitability; and

•

Foster a pay for performance culture that aligns our overall compensation programs with our business strategy and rewards employees for their contributions towards our goal of increasing profitability.

Equity-Based Compensation awards are designed to:

•	Link compensation rewards to the creation of stockholder wealth; and

•	Encourage our management to work together for the common good by associating a material portion of compensation to the value of our common stock.

Pension Plan benefits are designed to:

•	Provide competitive incentives to our executive officers to focus on long-term success of the Company; and

•	Provide a secure retirement after a long and productive career with the Company.

The use of these programs enables us to reinforce our pay for performance philosophy as well as strengthen our ability to attract and retain highly qualified executives. We believe that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term stockholder value, and encourages executive recruitment and retention.

Role of Comparable Company Analysis in our Compensation Decisions

In order to develop a competitive compensation package for our executive officers, the Compensation Committee compares our compensation package with those of a comparison group of companies. The comparison group is composed of department stores, specialty stores and other public companies that were family-founded and continue to be family-managed. A complete listing of the companies in the comparison group appear below:

Abercrombie & Fitch Co.	The Men’s Wearhouse, Inc.	The Talbots, Inc.
Aeropostale, Inc.	Nordstrom, Inc.	The Bon Ton Stores, Inc.
Charming Shoppes, Inc.	Restoration Hardware, Inc.	The Gap, Inc.
Chico’s FAS, Inc.	Retail Ventures, Inc.	The TJX Companies, Inc.
The Children’s Place Retail Stores, Inc.	SAKS Incorporated	Tiffany & Co.
J.C. Penney Company, Inc	Shoe Carnival, Inc.	Wet Seal, Inc.
Macy’s, Inc.	Starbucks Corporation	Williams-Sonoma, Inc.
The McGraw-Hill Companies, Inc.	Stein Mart, Inc.

The Compensation Committee believes that the companies in the comparison group are comparable to the Company in operations, management style and culture. Not all of the companies in our comparison group are included in the Standard & Poor’s Supercomposite Department Stores Index. Although the Compensation Committee has made these comparisons, it also has considered that as the Company has grown in size, the number of senior executives has not grown proportionately, so that the number of senior executives retained by the Company is generally lower than the number of senior executives at other companies of similar size. Given recent consolidations and reorganizations in our industry it is not possible to be certain that our competitors continue to manage as they have historically. Nevertheless, the Company believes that our executive management is placed closer in the chain of command to the associates for whom they are responsible than in other companies in the comparison group. The Company has limited the number of senior executive officers to as many as is believed appropriate to effectively manage without unnecessary layers of intermediate managers. Because we believe this approach increases the demands upon the executive’s time and requires a greater depth of knowledge of operations than that of his/her peers in the comparison group, it is our belief that their compensation should reflect this increased responsibility.

Specific Elements of Our Compensation Program

Base Salary

Our executive officers receive a base salary established by the Compensation Committee on an annual basis. Base salaries are set at the discretion of the Compensation Committee and are not specifically related to any Company performance criteria, as are both the annual cash performance bonus and equity-based portions of the compensation program, which are discussed below. In establishing base salary levels, the Compensation Committee considers the aggregate compensation and benefits of the executive officers and bases any increase in salary on targets established by a regression analysis of salaries paid versus total revenues for our comparison group. The regression analysis relates each component of compensation expense to total revenue for each company in the comparison group and provides an expected level of aggregate compensation expense based on the Company’s total revenue. For fiscal 2008, the salaries set by the Compensation Committee were below the expected level of salaries produced by this analysis.

Adjustments to the base salary level may be made based on various factors, including comparisons to the comparative data and evaluation of the executive’s level of responsibility and experience as well as Company-wide performance. The Compensation Committee also considers the executive’s success in achieving business results, promoting our core values and demonstrating leadership. Previous compensation levels and awards are not taken into account in setting base salary; rather the Compensation Committee considers appropriate ranges of compensation given the level of position, and performance of the individual and the Company for the period under consideration. Finally, the Compensation Committee ensures that the recommended level of base salary is less than the expected level of base salary produced by the regression analysis described above. This is done to ensure that the executive understands (a) that his/her responsibility to the stockholders to increase long term value by increasing the value of the Company’s stock is of greater importance than a guaranteed annual salary and (b) that a bonus tied to performance and profitability is at least equally as important as salary.

Annual Cash Performance Bonus

Our compensation program includes performance bonuses payable under our Senior Management Cash Bonus Plan (the “Cash Bonus Plan”) to reward executive officers based on our performance and the individual executive’s contribution to that performance. Annual performance bonuses reflect a policy of requiring a certain level of financial and operational performance before any cash bonuses are earned by the named executive officers. Specifically, performance bonuses may be paid only if the company realizes positive net income before federal and state income taxes for the fiscal year, which we refer to as pre-tax income. The Compensation Committee, within 90 days after the start of a fiscal year and in its sole discretion, designates those individuals in senior management eligible to receive a cash performance bonus. The Compensation Committee recognizes that the Cash Bonus Plan defines the potential bonus recipients as the persons occupying the following positions: (i) Chief Executive Officer, (ii) President, (iii) Executive Vice-Presidents, and (iv) Senior Vice Presidents. In making its determination it considers the recommendation of senior management. For example, in the past, senior management has recommended that no bonuses be given to senior management as a group because of disappointing operating results and because other employees were not awarded bonuses. In addition, the Company’s performance based on pre-tax income and the individual’s contribution to that performance are considered. In making its determination, the Compensation Committee may consider factors which are more individualized to specific circumstances which were unforeseen at the time the original allocations were made. The Compensation Committee also retains the discretion to reduce or eliminate any bonuses that might otherwise be due under the terms of the plan. Because of the uncertainty of market or overall economic conditions the Compensation Committee reserves the right to award smaller or no bonuses in order to conserve cash for operations or for other business opportunities that could either preserve or enhance stockholder value. Bonuses are paid at the conclusion of the fiscal year from a bonus pool, which is equal to the sum of (a) 1 1/2 % of the Company’s pre-tax income for the fiscal year, plus (b) 3 1/2% of the increase in pre-tax income over the prior fiscal year. When the Compensation Committee designates the individuals eligible to participate in the Cash Bonus Plan, it also designates the maximum percentage of the bonus pool each individual will be entitled to receive. The process by which this is accomplished is at the beginning of the year a percentage of the bonus pool is assigned to each participant, taking into consideration the individual’s level of responsibility for both operating results and management of the organization. This could vary from year to year. The year end amount of the individual’s bonus is mathematically determined by applying this percentage to the bonus pool. In April 2008, the bonus pool for fiscal 2008 was allocated as follows: William Dillard II—29%; Alex Dillard—29%; James I. Freeman—14%; Michael Dillard—14%; and Drue Matheny—14%. The Compensation Committee retains the discretion to reduce or eliminate any bonuses that might otherwise be due under the terms of the plan. The Compensation Committee cannot, however, increase the amounts payable under the Cash Bonus Plan. In fiscal 2008, our pre-tax loss was $381,585,000 and there was no increase in pre-tax income over fiscal year 2007. This resulted in no available bonus pool for fiscal 2008.

Equity-Based Compensation

We believe that equity ownership in our Company is important to tie the ultimate level of an executive officer’s compensation to the performance of our stock and stockholder gains while creating an incentive for sustained growth. To meet these objectives, each member of our senior management team receives equity-based compensation in the forms described below. In determining the appropriate amounts of equity-based compensation to be granted during any fiscal year, the Compensation Committee considers (1) the compensation practices of our comparison group, and (2) its own judgment as to the appropriate level of equity-based compensation for a company of our size and financial performance. In exercising its judgment as to the appropriate level of equity-based compensation for a company of our size and financial performance, the Compensation Committee recognizes that the equity based compensation provided by the Retirement Plan, Stock Purchase Plan and the Stock Bonus Plan are set by a predetermined formula in each plan. The Compensation Committee believes these formulas are appropriate and should not be altered. Under the terms of the Stock Bonus Plan, the Compensation Committee technically has the discretion to alter such formulas; however, since inception of the plan the Compensation Committee has never exercised this discretion.

Stock Option Grants. Stock options may be awarded to our executive officers under our 2000 Incentive and Non-Qualified Stock Option Plan. These grants are used to provide long-term incentive compensation to our executive officers and tie the amount of compensation directly to the market performance of our stock. The exercise price for the options granted is 100% of the fair market value of the shares underlying such options on the date of grant and have value to the executive officers only if our stock price subsequently increases. No options were granted during fiscal 2008 because the stock options which had been granted in prior years, when considered in conjunction with compensation surveys it periodically conducted for other similar companies, were deemed sufficient for both retaining and rewarding the affected personnel.

Retirement Plan. We offer a qualified defined contribution retirement plan (the “Retirement Plan”) that permits executives to make elective contributions to the Retirement Plan of up to the lesser of $15,500 ($20,500 if the executive is at least 50 years old) or 75% of eligible pay. Company matching contributions are calculated on the eligible executive’s first 6% of elective deferrals with the first 1% being matched 100% and the next 5% being matched 50%. All contributions are used to purchase Class A Common Stock at market prices.

Stock Purchase Plan. The Dillard’s, Inc. Stock Purchase Plan (the “Stock Purchase Plan”) allows executives to make contributions only to the extent that they were prevented from contributing to the Retirement Plan because of the nondiscrimination rules and dollar limitations of the Internal Revenue Code. All contributions to the Stock Purchase Plan are applied to the purchase of Class A Common Stock at market prices.

Stock Bonus Plan. The Dillard’s, Inc. Stock Bonus Plan (the “Stock Bonus Plan”) provides a stock grant award equal to 6% of each executive’s annual total cash compensation in excess of $15,000 (less applicable withholding) divided by the current fair market value per share on the date that the stock bonus is granted. The Company’s longstanding non-qualified Stock Bonus Plan was first ratified by the stockholders in 1991 and most recently ratified by the stockholders in 2005. It is exclusively for highly compensated employees who were ineligible to participate in the Qualified Stock Bonus Plan and does not give the Compensation Committee any discretion to make any stock grants different from those required by the formula created in the Stock Bonus Plan. This formula was set in a manner to provide the participant with the same economic benefit available to the participants in the Qualified Stock Bonus Plan.

Pension Plan

We also maintain a non-qualified defined benefit pension plan (the “Pension Plan”) for our executive officers. The Pension Plan provides an annual award at retirement based upon the level of each officer’s salary and bonus during the officer’s tenure, as well as the total years of service provided to the Company. Specifically, the award is calculated by multiplying each officer’s years of service by 1.5% and multiplying the result by the average of the highest three years of each officer’s “pension earnings”. Pension earnings are defined as total salary plus total bonus minus the maximum wage base for FICA withholding in that year.

During 2007, the Pension Plan was amended to comply with the requirements of Section 409A of the Internal Revenue Code and regulations issued by the United States Department of the Treasury (the “Treasury Regulations”). In addition, in order to provide for more stable retirement planning for the officers, the Pension Plan was amended to provide that the present value of the annual pension benefit determined as of the date of a change in control would be paid in a lump sum within 60 days of the change in control. For purposes of the Pension Plan, a “change in control” is deemed to occur upon the happening of any of the following: (1) any person or entity acquires more than 50 percent of the Class B common stock whether by direct sale, merger, consolidation, share exchange or other form of corporate reorganization, (2) a majority of the members of the Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election, or (3) any person or entity acquires more than 80 percent the Company’s assets. However, it will not be a “change in control” under the Pension Plan in any of the above instances if the acquiror in such transaction is either an entity controlled by the Company or controlled by the descendents of William Dillard or any spouse of any such descendants. All employees with a benefit accrued under the Pension Plan up to the date of the change in control are eligible and no further benefits are paid from the Pension Plan. For persons not yet eligible for early retirement, there is a 2 1/2% reduction in the amount of annual pension benefit for each year or partial year between the person’s 65th birthday and the person’s attained age on the date of the change in control. The lump sum payment is further reduced if necessary to prevent them from becoming “parachute payments” under Section 280G of the Internal Revenue Code. Additional information about such lump sum payments, including how the present value would be determined and the estimated lump sum pension benefits that each named executive office would have received if a change in control were to have occurred on the last business day of the 2008 fiscal year is provided below under “Potential Payments upon Termination or Change in Control”.

Other Benefits

Health Insurance. We provide an enhanced health insurance plan to our executive officers. This plan provides for their physical well being and insures that they are able to devote their energies to the management of the Company.

Company Aircraft. Executive officers are allowed access to company owned aircraft for both business flights as well as personal use. This benefit increases the level of safety and security for the executive officers as well as allowing them to make better use of their time by being able to travel more efficiently. The Company reports imputed income for income tax purposes for the value of any personal use based upon the Standard Industry Fare Level (SIFL) in accordance with the Internal Revenue Code and Treasury Regulations. For purposes of the Summary Compensation Table below, the Company reports additional compensation for the executive officers based on the incremental cost for flights constituting personal use.

Relationship Among the Various Elements of Our Compensation Program

We have designed our compensation package in attempting to achieve our primary objectives of (a) attracting and retaining qualified personnel by providing compensation levels equivalent to those offered by comparable companies, (b) motivating our senior officers by rewarding them for attainment of profitability of the company, and (c) aligning the interests of executives with the long-term interests of stockholders by awarding equity-based compensation to executives as part of the compensation provided to them. Our Compensation Committee has determined that the various elements provided in our compensation program compliment one another in achieving these objectives. Specifically, the amount of compensation provided through our Retirement Plan, Stock Bonus Plan and Stock Purchase Plan is tied directly to the aggregate amount of cash compensation paid in the forms of salary and cash bonuses.

Because one of our primary objectives is to provide competitive total compensation packages on a current basis, the Compensation Committee, in establishing current year compensation amounts, does not consider amounts realized or realizable from prior equity-based compensation grants.

Compensation Benchmarking

An important component of setting and structuring compensation for our executive officers is determining the compensation packages offered by our leading competitors. While we do not specifically benchmark our compensation to these or other companies, our Compensation Committee annually performs a compensation regression analysis to companies in our comparable group, as described above, and periodically does surveys the compensation practices of those companies to assess our competitiveness. In doing so, we take into account factors such as the relative financial performance of those companies, as well as certain other factors the Compensation Committee believes differentiate us from those companies such as, for example, the periodic surveys of executive compensation paid by other peer group companies. Additional factors are the Company’s homogenous, unified business plan of operating virtually identical department stores primarily in the southeastern and southwestern parts of the country that allows for more streamlined, cohesive operations and its flatter management structure.

Tax Deductibility of Executive Compensation

Within our performance-based compensation program, we aim to compensate our executive officers in a manner that is tax effective, but we do not let tax considerations drive compensation decisions. Section 162(m) of the Internal Revenue Code generally disallows an income tax deduction to publicly-held corporations for compensation in excess of $1,000,000 paid for any fiscal year to the corporation’s chief executive officer or to any of its other three most highly compensated officers other than its chief executive officer or chief financial officer. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The policy of the Compensation Committee in the past has been to attempt to structure the compensation of our executive officers to avoid the loss of the deductibility of any compensation, even though Section 162(m) does not preclude the payment of compensation in excess of $1,000,000. In fiscal 2008, no executive officer was paid amounts for which Section 162(m) of the Internal Revenue Code would disallow an income tax deduction for the company.

In certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to assure competitive total compensation for our executive officers.

Other Compensation Considerations

Severance and Change in Control Arrangements. We have not entered into agreements or arrangements to provide severance or change-in-control payments to any of our executives, other than the recent changes to the Pension Plan described above. Our past practice has not included the payment of severance or change-in-control payments to any executives.

Compensation Recovery Policy. The Compensation Committee does not have a specific policy on seeking reimbursement of compensation awards. However it will evaluate on a case by case basis whether to seek the reimbursement of certain compensation awards paid to an executive officer if such executive engages in material misconduct that caused, or partially caused, a restatement of financial results. If it should ever occur, when making this determination the Compensation Committee would possibly consider the intent of the officer in engaging in the misconduct, the totality of the circumstances surrounding the misconduct including the expense which the company might have to incur seeking reimbursement as compared to the amount of reimbursement, whether there were additional officers involved and, if so, the role played by the individual in the misconduct.

Stock Option Practices

Stock options provide for financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised. As described above, stock options may be awarded to our executive officers under our 2000 Incentive and Non-Qualified Stock Option Plan. The exercise price for the options granted is 100% of the fair market value of the shares underlying such options on the date of grant and have value to the executive officers only if our stock price increases. The determination of whether to grant these awards to specific individuals, and the amount and timing of any such grants, is made in the sole discretion of the Compensation Committee. In making this determination, the Compensation Committee considers several factors, including but not limited to, the value of aligning the interests of managers with the interests of the Company and its stockholders, the possible dilutive effect on existing stockholders of stock option grants, the individual manager’s contribution to profit and the price of the stock at the time of the grant. We do not backdate options or grant options retroactively. In addition, we do not plan to coordinate grants of options so that they are made before announcement of favorable information or after announcement of unfavorable information. Compensation Committee meetings are held at least once annually. The timing of the grants is determined by the Compensation Committee. There are times when the Compensation Committee may grant stock options after quarter end and quarterly reports are filed with the SEC.

Our executive officers, and primarily our chief executive officer, participate to a limited extent in the granting of stock options by recommending the granting of options to non-executive employees. The decision of whether to grant options, however, is left solely to the Compensation Committee.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Dillard’s, Inc. 2009 Annual Meeting of Stockholders Schedule 14A Proxy Statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy Statement”). Based on the review and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Proxy Statement.

Peter R. Johnson, Chairman

James A. Haslam, III

Warren A. Stephens

EXECUTIVE COMPENSATION

The following table summarizes the total compensation earned or paid to our Named Executive Officers during fiscal years 2008, 2007, and 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation ($)(2)	All Other Compensation ($)(3)	Total Compensation ($)
William Dillard, II	2008	$810,000	$—	$47,700	$—	$—	$1,559,080	$86,812	$2,503,592
Chief Executive Officer	2007 2006	810,000 770,000	— 2,482,055	196,346 80,567	— —	— —	1,569,288 921,260	219,702 127,634	2,795,336 4,381,516

Alex Dillard	2008	720,000	—	42,300	—	—	508,104	78,241	1,348,645
President	2007	720,000	—	190,946	—	—	1,065,809	211,229	2,187,984
	2006	680,000	2,482,055	75,167	—	—	793,407	98,320	4,128,949

Mike Dillard	2008	610,000	—	35,700	—	—	211,018	60,647	917,365
Executive Vice President	2007 2006	610,000 580,000	— 1,198,234	107,386 48,494	— —	— —	398,587 415,505	125,929 71,893	1,241,902 2,314,126

Drue Matheny	2008	580,000	—	33,900	—	—	382,465	47,457	1,043,822
Executive Vice President	2007 2006	580,000 540,000	— 1,198,234	105,517 48,586	— —	— —	1,178,938 503,448	124,317 74,599	1,988,772 2,364,867

James I. Freeman	2008	610,000	—	35,700	—	—	199,405	58,974	904,079
Senior Vice President and Chief Financial Officer	2007 2006	610,000 580,000	— 1,198,234	107,386 50,778	— —	— —	550,141 279,508	121,571 72,333	1,389,098 2,180,853

(1)	Reflects the compensation expense recognized in fiscal 2008, 2007 and 2006 for financial statement purposes under SFAS 123(R) relating to stock grant awards pursuant to the Stock Bonus Plan.

(2)	Reflects the increase in the present value of the accumulated benefit under the Corporate Officers Non-Qualified Pension Plan.

(3)	Other compensation includes amounts contributed to the Retirement Plan for the benefit of the NEOs, the incremental cost to the Company for personal use of Company aircraft by NEOs as well as the amount of premiums paid for health insurance for the NEOs as detailed in the table below:

	All Other Compensation
	Retirement Plan	Airplane Use	Insurance	Total
William Dillard, II	$37,011	$17,915	$31,886	$86,812
Alex Dillard	32,537	13,818	31,886	78,241
Mike Dillard	26,784	1,962	31,901	60,647
Drue Matheny	25,548	9,702	12,207	47,457
James I. Freeman	27,047	—	31,927	58,974

2008 Grants of Plan-Based Awards

The Company granted the awards below pursuant to the Stock Bonus Plan to the NEOs during the fiscal year ended January 31, 2009:

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William Dillard, II	March 24, 2008							6,980			$196,346
Alex Dillard	March 24, 2008							6,788			190,946
Mike Dillard	March 24, 2008							3,755			107,386
Drue Matheny	March 24, 2008							4,145			105,517
James I. Freeman	March 24, 2008							4,219			107,386

The stock grant awards reflected in the table are not subject to vesting.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table sets forth information concerning stock options held by NEOs as of January 31, 2009:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares Or Units Of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William Dillard, II	500,000	(1)	—		$25.740	1/24/2016
	285,197	(2)	—		$25.950	5/14/2009
	127,683	(3)	—		$26.230	5/24/2011

Alex Dillard	283,510	(4)	—		$26.195	5/14/2009
	500,000	(1)	—		$25.740	1/24/2016
	127,207	(5)	—		$26.455	5/24/2011

Mike Dillard	61,559	(6)	—		$26.570	5/24/2011
	142,740	(2)	—		$25.950	5/14/2009
	300,000	(1)	—		$25.740	1/24/2016

Drue Matheny	141,905	(2)	—		$25.950	5/14/2009
	23,781	(7)	—		$24.730	5/24/2011
	34,139	(2)	—		$25.950	5/24/2011
	300,000	(1)	—		$25.740	1/24/2016

James I. Freeman	129,471	(8)	—		$30.470	5/14/2009
	300,000	(1)	—		$25.740	1/24/2016

(1)	Stock options were vested 100% upon grant on January 24, 2006.

(2)	Stock options were vested 100% upon grant on January 20, 2006.

(3)	Stock options were vested 100% upon grant on January 12, 2005.

(4)	Stock options were vested 100% upon grant on January 13, 2006.

(5)	Stock options were vested 100% upon grant on January 11, 2005.

(6)	Stock options were vested 100% upon grant on January 13, 2005.

(7)	Stock options were vested 100% upon grant on March 12, 2002.

(8)	Stock options were vested 100% upon grant on June 4, 2002.

2008 Option Exercises and Stock Vested

The table below set forth the number of shares acquired and the value realized upon exercise of stock options and vesting of stock awards during fiscal year 2008 by each of the NEOs.

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William Dillard, II			6,980	$196,346
Alex Dillard			6,788	190,946
Mike Dillard			3,755	107,386
Drue Matheny			4,145	105,517
James I. Freeman			4,219	107,386

(1)	The number of shares reflected as underlying Stock Awards in the table represent grants during 2008 of stock grant awards pursuant to the Company’s Stock Bonus Plan. These awards are not subject to vesting and, accordingly, are treated in this table as having “vested” upon grant. The amounts reflected as “Value Realized on Vesting” represent the market value of the shares on the date of grant.

2008 Pension Benefits

The following table discloses the pension benefits and other information as of January 31, 2009 for the NEOs pursuant to the Pension Plan. The calculation of benefits under the Pension Plan is discussed in the Pension Plan portion of the Compensation Discussion and Analysis. The methodology and material assumptions used in quantifying the present value of the accumulated benefit are disclosed in Note 10 to the audited financial statements filed in the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2009.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
William Dillard, II	Corporate Officers	40	$19,277,898	$—
	Non-Qualified Pension Plan

Alex Dillard	Corporate Officers	37	12,319,653	—
	Non-Qualified Pension Plan

Mike Dillard	Corporate Officers	37	6,165,556	—
	Non-Qualified Pension Plan

Drue Matheny	Corporate Officers	40	9,156,562	—
	Non-Qualified Pension Plan

James I. Freeman	Corporate Officers	21	3,565,737	—
	Non-Qualified Pension Plan

Potential Payments Upon Termination or Change-in-Control

In order to provide for more stable retirement planning for the officers, because the inherent uncertainties surrounding a change-in-control might lead some officers to retire prematurely or leave the Company and as a result of published surveys of like provisions contained in similar plans maintained by other companies, the Pension Plan was amended in 2007 to provide for a lump sum payment to be paid to participants within 60 days of a change-in-control of the Company.

All employees with a benefit accrued under the plan up to the date of the change in control are eligible and no further benefits would be paid from the plan. The table below details the benefits that would be paid to the named executive officers, assuming a change-in-control occurred on January 31, 2009, the last day of fiscal 2008. The lump sum payment is equal to the present value of the annual pension benefit determined as of the date of the change in control. As discussed in the Compensation Discussion and Analysis, the amount of the lump sum payment is reduced in particular situations. For purposes of determining the lump sum payment, present value is determined by using the interest rate determined under Section 417(e) of the Internal Revenue Code for the month of December preceding the calendar year in which the change in control occurs and by using for post-retirement mortality the 1994 Group Annuity Reserving Mortality Table projected to 2002 based on a fixed blend of 50% of the uploaded male mortality rates and 50% of the uploaded female mortality rates.

NEO	Lump Sum Payment
William Dillard, II	$19,458,273
Alex Dillard	17,145,658
Mike Dillard	9,500,289
Drue Matheny	10,675,558
James I. Freeman	4,823,153

CERTAIN RELATIONSHIPS AND TRANSACTIONS

The following list is a summary of transactions occurring during fiscal year 2008, or that are currently proposed, (i) in which the Company was or is to be a participant, (ii) where the annual amount involved exceeds $120,000, and (iii) in which the Company’s NEOs, directors, nominees, principal stockholders and other related parties had a direct or indirect material interest or which the Company has chosen to voluntarily disclose.

1.	Denise Mahaffy, a Vice President of the Company, is a sibling of William Dillard, II, Drue Matheny, Alex Dillard and Mike Dillard. For fiscal 2008, the Company paid Denise Mahaffy total salary and bonus of $400,000. During fiscal 2008, the Company also made defined contributions for the benefit of Denise Mahaffy in the amount of $39,650 pursuant to its benefit plans.

2.	William Dillard, III, a Vice President of the Company, is the son of William Dillard, II. For fiscal 2008, the Company paid William Dillard, III total salary and bonus of $350,000. During fiscal 2008, the Company also made defined contributions for the benefit of William Dillard, III in the amount of $44,000 pursuant to its benefit plans.

3.	During 2008, media properties owned by Stephens Media Group received advertising fees from Dillard’s and its affiliates in excess of $3,000,000. Such fees did not exceed 2% of the consolidated gross revenue of Stephens Media Group during 2008. Warren A. Stephens is Co-Chairman and 50% owner of SF Holding Corp., which is the general partner of the partnership which owns Stephens Media Group.

4.	During 2008, Stephens Insurance, LLC received revenue of $1,068,505.10 in connection with the sale of voluntary insurance benefits to Dillard’s employees. It is estimated that approximately $245,000 of this amount represents premiums contributed by Dillard’s. Stephens Insurance, LLC is wholly-owned by Warren A. Stephens.

All related party transactions described above have been reviewed by the Board of Directors, which has determined the transactions are fair to the Company. It is the policy of the Board of Directors of Dillard’s, Inc. which has been formally adopted in writing as a Board Resolution: (1) to require that related persons must disclose to the Board of Directors the material terms of any potential related person transaction, or any material amendment or modification of such a transaction, that may require disclosure in the proxy statement and (2) to provide that the Board of Directors establish in each individual case a group of disinterested directors with the responsibility to review and approve or ratify such potential transaction, or amendment or modification to determine whether such transaction is fair to the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s Class A Common Stock, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of stock of the Company.

To the Company’s knowledge, based solely on a review of copies of reports provided by such individuals to the Company and written representations of such individuals that no other reports were required, during the fiscal year ended January 31, 2009, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. Each of the members of the Audit Committee qualifies as an “independent” director under the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange listing standards relating to audit committees. The Board of Directors has determined that Peter R. Johnson is an audit committee financial expert and is independent of management as defined by rules of the Securities and Exchange Commission. The designation as an audit committee financial expert does not impose any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed by being a member of the audit committee or board of directors. The Audit Committee held eleven meetings during the fiscal year ended January 31, 2009.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended January 31, 2009 with management and Deloitte & Touche LLP, the independent registered public accounting firm for the Company. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The discussions with Deloitte & Touche LLP included the matters required by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T and Rule 2-07 of Regulation S-X of the Securities Act of 1933, as amended. Also Deloitte & Touche LLP provided to the Audit Committee the written disclosures and the letter regarding its independence required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee also considered whether the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining the auditor’s independence.

Based upon the reviews and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission for the year ended January 31, 2009.

Audit Committee of the Board of Directors

Robert C. Connor, Chairman

Peter R. Johnson

R. Brad Martin

INDEPENDENT ACCOUNTANT FEES

The Audit Committee has not selected an independent auditor for the fiscal year ended January 31, 2009 and as such does not propose that any independent auditor be ratified for the fiscal year ended January 31, 2009 at the Annual Meeting.

The Audit Committee is currently reviewing the Company’s options regarding independent auditors and whether it is in the Company’s best interest to retain its current independent auditor, Deloitte & Touche LLP, as independent auditors for the Company for the fiscal year ended January 31, 2009.

A representative from Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions.

The following table summarizes the fees billed by Deloitte & Touche LLP for the past two years for audit and other related fees:

	2008		2007
Audit Fees	$1,859,548		$2,025,000
Audit Related Fees	406,917	(1)	41,200	(2)
Tax Fees	—		—
All Other Fees	—		—

	$2,266,465		$2,066,200

(1)	Includes audits of Company sponsored employee benefit plans, special review of controls and procedures ordered by the audit committee, procedures performed in conjunction with the acquisition of a business and the review of a registration statement.

(2)	Includes audits of Company sponsored employee benefit plans.

None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

The policy of the Audit Committee requires it to pre-approve all audit and non-audit services to be performed by the independent accountant. During 2008, the Audit Committee approved all of the services described above under the captions “Audit Fees”, “Audit Related Fees,” “Tax Fees” and “All Other Fees” in accordance with this policy.

PROPOSAL 2. AMENDMENT TO DILLARD’S, INC. STOCK BONUS PLAN

In March, 2009, the Board approved and adopted an amendment to the Company’s Stock Bonus Plan, upon approval and recommendation of the Compensation Committee, to provide for the registration and issuance of an additional one million (1,000,000) shares of the Company’s Class A Common Stock available thereunder (subject to adjustment as provided in the Stock Bonus Plan for changes in the Company’s capital structure). The stockholders are being asked to approve the amendment of the Stock Bonus Plan.

The Company has maintained a stockholder-approved stock bonus plan since 1991. The Board approved and adopted the Stock Bonus Plan in December 2004, which was then approved by the stockholders at the 2005 Annual Meeting. If the amendment is approved, a total of one million six hundred thousand (1,600,000) shares of the Company’s Class A Common Stock will be available for grant under the Stock Bonus Plan.

General

The purpose of the Stock Bonus Plan is to enable certain employees of the Company to acquire a proprietary interest in the Company through the ownership of a class of its common stock. The Company’s management believes that the Stock Bonus Plan assists the Company in obtaining and retaining the services of such employees, and that their increased stock ownership provides such employees with a more direct stake in the future welfare of the Company, promotes the quality of their efforts in servicing the Company, and encourages them to remain in the service of the Company or its subsidiaries.

Terms of the Stock Bonus Plan

The following is a summary of certain provisions of the Stock Bonus Plan. The summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the Stock Bonus Plan. A copy of the Stock Bonus Plan is attached to this Proxy Statement as Appendix A.

The Company is seeking stockholder approval of the Stock Bonus Plan to ensure compliance with New York Stock Exchange listing standards.

The Stock Bonus Plan is administered by the Compensation Committee, or any successor committee to the Compensation Committee or such other committee as may be designated from time to time by the Board to administer the Stock Bonus Plan. The Compensation Committee has the authority, in its discretion but subject to the provisions of the Stock Bonus Plan, to determine the amounts of payments to be made under the Stock Bonus Plan and the participants to whom and the time or times at which payments will be made. The Compensation Committee will make such rules and regulations and establish such procedures as it may deem appropriate for the administration of the Stock Bonus Plan. The Compensation Committee may designate employees of the Company to assist the Compensation Committee in the administration of the Stock Bonus Plan and may grant authority to such persons to execute agreements or other documents or to take other actions on behalf of the Compensation Committee. In the event of a disagreement as to the interpretation of the Stock Bonus Plan or as to any right or obligation related to the Stock Bonus Plan, the decision of the Compensation Committee will be final and binding. No member of the Compensation Committee will be liable for any action or determination made in good faith with respect to the Stock Bonus Plan or any benefit granted under it.

For each calendar year (a “Plan Year”) the Company will grant to each eligible employee who has been selected by the Compensation Committee for participation in the Stock Bonus Plan that number of shares of Class A Common Stock equal to 6% of such employee’s total compensation (base salary and bonus) in excess of $15,000 (less applicable withholding) divided by the current fair market value of the Company’s shares on the date the bonus is granted.

Employees of the Company eligible to participate in the Stock Bonus Plan for any Plan Year are those employees who:

•	are eligible participants in the Dillard’s, Inc. Investment & Employee Stock Ownership Plan for Full Time Employees during such year;

•	qualify as Highly Compensated Employee as defined in Section 414(q) of the Internal Revenue Code of 1986 during such year; and

•	are employed by the Company on the last Friday of the Company’s fiscal year in which the Plan Year ends.

However, any Company employee who is participating in a plan providing deferred or incentive compensation or benefits which the Compensation Committee, in its discretion, determines to be a substitute for the Stock Bonus Plan will not be eligible to participate in the Stock Bonus Plan.

A Company employee eligible to participate in the Stock Bonus Plan will lose his eligibility immediately upon the occurrence of any of the following:

•	The termination for any reason from the active employment from the Company.

•	Death of the employee.

•

The filing with or levying upon the Company of any judgment, attachment, garnishment, or other court order affecting either the employee’s earnings or the payment of his compensation provided under the Stock Bonus Plan.

•	The employee commits an act which, in the opinion of the Compensation Committee, constitutes fraud, deceit, embezzlement or the commission of any criminal act.

•

The employee enters into a business or employment which the Compensation Committee determines to be (i) detrimentally competitive with the business of the Company, or (ii) substantially injurious to the Company’s financial interest.

As of January 31, 2009, approximately 230 employees were eligible to participate in the Stock Bonus Plan.

Shares granted under the Stock Bonus Plan may be newly issued shares, shares held in treasury by the Company, or shares purchased in the open market or other transactions. The Company will pay any brokerage commissions for share purchases made under the Stock Bonus Plan. The Company will also pay any fees charged by any broker selected to administer the Stock Bonus Plan. All other broker commissions and charges in connection with sales, dividend reinvestments, or in connection with purchases not made with the payments provided by the Stock Bonus Plan will be payable by the employee who orders the transactions for his or her account.

The Company expects to continue the Stock Bonus Plan indefinitely. However, the Company has the right at any time to terminate the Stock Bonus Plan in whole or in part by suspending or discontinuing contributions thereunder, or to terminate the Stock Bonus Plan, and the duration of the Stock Bonus Plan is also limited by the number of shares available for issuance thereunder.

Tax Consequences

Payments including payments in the form of shares of the Company’s Class A Common Stock, made to an eligible employee as described above are taxable to the employee when made by the Company and will be reported to him as wages. The Company will be entitled to a deduction (provided applicable withholding or reporting requirements are met) for Federal income tax purposes at the same time and in the same amount as the employee is required to recognize income. Upon a subsequent sale or taxable exchange of the shares acquired as a result of stock bonuses, an employee will realize long or short-term capital gain or loss equal to the difference between the amount realized on the sale and the amount of income recognized on the payment of the stock bonus (his tax basis). The foregoing is only a brief summary of the applicable Federal income tax laws and should not be relied upon as being a complete statement. The Federal tax laws are complex, and they are subject to legislative changes and new or revised judicial or administrative interpretations. In addition to the Federal income tax consequences described herein, the grant of awards under the Stock Bonus Plan may also have state and local tax consequences.

Vote Required

The Stock Bonus Plan, as amended, will not become effective and no stock awards will be made unless the stockholders approve the amendment of the Stock Bonus Plan at the Annual Meeting. The affirmative vote of shares holding a majority of the votes represented at the meeting is required to approve the amendment of the Stock Bonus Plan.

Benefits of the Amended Stock Bonus Plan

Because amounts payable under the Stock Bonus Plan are at the discretion of the Compensation Committee, it is not possible to determine the benefits or the amounts to be received under the Stock Bonus Plan by the Company’s directors, officers or employees. For grants made during fiscal year 2008 to the Company’s named executive officers under the Stock Bonus Plan, please see the “Grants of Plan-Based Awards” table in this Proxy Statement.

Equity Compensation Plans

The following table sets forth information concerning securities authorized for issuance under equity compensation plans as of January 31, 2009. Only the Company’s Class A Common Stock is authorized for issuance under these plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,261,375	$25.92	6,310,445
Equity compensation plans not approved by security holders	—	—	—

	5,261,375	$25.92	6,310,445

BOARD RECOMMENDATION

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO AMEND TO THE DILLARD’S, INC. STOCK BONUS PLAN. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE PROPOSAL TO AMEND THE DILLARD’S, INC. STOCK BONUS PLAN.

OTHER MATTERS

Management of the Company knows of no other matters that may come before the Annual Meeting. However, if any matters other than those referred to herein should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their judgment.

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

The Company’s Annual Meeting of Stockholders in 2010 is scheduled to be held on Saturday, May 15, 2010. If a stockholder intends to submit a proposal to be included in the Company’s proxy statement and form of proxy relating to the Company’s 2010 Annual Meeting of Stockholders in accordance with Securities and Exchange Rule 14a-8, the proposal must be received by the Company at its principal executive offices not later than December 24, 2009. Such proposal must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement and related form of proxy for the Annual Meeting of Stockholders in 2010.

Under the Company’s Bylaws, if a stockholder intends to submit a proposal at the Annual Meeting of Stockholders in 2010, and such proposal is not intended to be included in the Company’s proxy statement and form of proxy relating to such meeting pursuant to SEC Rule 14a-8, the stockholder’s notice of such proposal (including certain information specified in the Bylaws) must be received by the Company’s Secretary at the principal executive office of the Company no earlier than January 17, 2010 and no later than February 15, 2010. If a stockholder fails to submit the proposal within such time period, the proposal will not be considered at the Annual Meeting of Stockholders in 2010.

SHAREHOLDER COMMUNICATIONS

Shareholders and other interested parties may direct communications to individual directors, to a Board committee, the non-management directors as a group or to the Board as a whole, by addressing the communication to the “Presiding Member of Non-Management Members of the Board of Directors” or “Non-Management Members of the Board of Directors” at 1600 Cantrell Road, Little Rock, Arkansas 72201.

GENERAL

The Company’s annual report for the fiscal year ended January 31, 2009 is being mailed with this Proxy Statement but is not to be considered as a part hereof. These materials are also available at http://investor.shareholder.com/dillards/annuals.cfm.

In some cases, where there are multiple stockholders at one address, only one annual report and proxy statement will be delivered, a procedure referred to as “householding.” Each stockholder will continue to receive a separate proxy card.

Stockholders who hold positions in street name through a broker or other nominee should contact their broker or nominee if they have questions, require additional copies of the proxy statement or annual report, or wish either to give instructions to household or to revoke their decision to household.

Registered stockholders who own stock in their own name through certificate and have questions about householding or who wish to receive an individual Proxy Statement, can contact the Company’s stock transfer agent, Registrar and Transfer Company, by phone at 800-368-5948 or by E-mail, info@rtco.com.

The material in this proxy statement under the captions “Compensation of Directors and Executive Officers —Report of the Compensation Committee,” “—Company Performance,” and “Audit Committee Report” shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933 or the Securities Exchange Act of 1934.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER WHOSE PROXY IS SOLICITED UPON WRITTEN REQUEST TO:

DILLARD’S, INC.

Post Office Box 486

Little Rock, Arkansas 72203

Attention: James I. Freeman,

Senior Vice President,

Chief Financial Officer

By Order of the Board of Directors

PAUL J. SCHROEDER, JR.

Vice President, General Counsel,

Secretary

Appendix A

DILLARD’S, INC.

STOCK BONUS PLAN

THIS STOCK BONUS PLAN, adopted and effective as of December 20, 2004, by DILLARD’S, INC. (hereinafter called “Company”).

WITNESSETH:

WHEREAS, the Company desires to provide to eligible “Highly Compensated Employees,” as defined in Section 414(q) of the Internal Revenue Code of 1986 (“Code”), who are selected for participation a Nonqualified Stock Bonus Plan to which the Company shall contribute a percentage of each participant’s compensation;

WHEREAS, the Company desires to adopt this Plan upon the following terms and conditions:

1.	Definitions.

As used herein, the following definitions shall apply:

a.	“Board” shall mean the Board of Directors of Dillard’s, Inc.

b.	“Bonus Grant Date” shall mean and refer to the Friday next preceding the last day of the Company’s fiscal year in which the Plan Year ends; provided, however, the first Bonus Grant Date shall not occur prior to the ratification and adoption of this Plan by stockholders of the Company.

c.	“Broker” shall mean and refer to the brokerage or other company selected to purchase Common Stock pursuant to the Plan.

d.	“Code” shall mean the Internal Revenue Code of 1986, as amended.

e.	“Committee” shall mean the Compensation Committee of the Board or any successor thereto or such other Committee designated by the Board.

f.	“Common Stock” shall mean the Common Stock, Class A, par value $0.01, of the Company which is issued and outstanding, treasury stock or authorized but unissued.

g.	“Company” shall mean Dillard’s, Inc. and any wholly owned subsidiary thereof.

h.	“Compensation” shall mean the Employee’s base salary, plus the April bonus, if any, for the applicable Plan Year, but excluding any commissions or compensation received as an employee of an employer prior to the Company acquiring a controlling ownership interest in the employer.

i.	“Effective Date” shall mean December 20, 2004.

j.	“Eligible Employee” shall mean an Employee who is eligible to participate for the applicable Plan Year pursuant to the requirements of Paragraph 2.

k.	“Employee” shall mean any person actively employed on a full-time basis by the Company.

l.	“ESOP” shall mean the Dillard’s, Inc. Investment & Employee Stock Ownership Plan for Full Time Employees.

m.	“Highly Compensated Employee” shall mean any Employee who is a Highly Compensated Employee as defined in Section 414(q) of the Code.

n.	“Plan” shall mean the Dillard’s, Inc. Stock Bonus Plan.

o.	“Plan Year” shall mean the calendar year.

p.	“Share or Shares” shall mean a single share or shares of Common Stock. The aggregate number of Shares which may be allocated under this Plan shall not exceed 1,600,000 Shares, or the equivalent number thereto in the event of a change in the number of the issued shares after the Effective Date.

2.	Eligible Employees.

a. The Employees eligible to participate in the Plan for a Plan Year shall be those Employees who are eligible participants in the ESOP during such Plan Year, are Highly Compensated Employees during such Plan Year and are employed by the Company on the Friday next preceding the last day of the Company’s Fiscal Year in which the Plan Year ends.

b. Notwithstanding the foregoing Subparagraph a., an Employee who is participating in a plan providing deferred or incentive compensation or benefits which the Committee, in its discretion, determines to be a substitute for this Plan shall be ineligible to participate in this Plan.

3.	Payment.

For each Plan Year, the Compensation Committee shall select the participants in the plan from the Eligible Employees, and the Company will grant on the Bonus Grant Date and deliver thereafter as soon as practicable to each selected participant that number of Shares equal to Six Percent (6%) of the Eligible Employee’s Compensation in excess of Fifteen Thousand Dollars ($15,000), less applicable withholding, divided by the current fair market value of the Shares on the Bonus Grant Date. In the event fractional shares would result from such calculation, the amount attributable to such fractional Shares shall be applied toward the Eligible Employee’s tax withholding. Shares granted under the Stock Bonus Plan may be newly issued shares, shares held in treasury by the Company, or shares purchased in open market or other transactions.

4.	Discontinuance of Eligibility.

a. An Employee shall be no longer eligible to participate in the Plan immediately upon the occurrence of any of the following:

(1)	The termination for any reason from the active employment of the Employee from the Company.

(2)	Death of the Employee.

(3)	The filing with or levying upon the Company of any judgment, attachment, garnishment, or other court order affecting either the Employee’s earnings or the payment of his compensation provided under this Plan.

(4)	The Employee commits an act which, in the opinion of the Committee, constitutes fraud, deceit, embezzlement or the commission of any criminal act.

(5)	The Employee shall enter into a business or employment which the Committee determines to be (i) detrimentally competitive with the business of the Company, or (ii) substantially injurious to the Company’s financial interest.

5.	Expenses.

The Company will pay the Broker for any commissions on Shares purchased pursuant to the Plan. Broker’s commissions and other charges in connection with sales, dividend reinvestments, or in connection with purchases not made with the compensation provided by this Plan will be payable by the Employee who orders the transactions for his or her account.

6.	Authority of Committee.

a. The Plan shall be administered by the Committee. A majority vote of the Committee at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee for the purposes of the Plan.

b. The Committee shall have plenary authority in its discretion, but subject to the express provisions of the Plan, to determine the terms of all payments granted under the Plan, including, without limitation, the amounts of payments to be made under the Plan; the participants to whom and the time or times at which payments shall be made; to interpret the Plan; and to make all other determinations deemed advisable for the administration of the Plan. All determinations of the Committee shall be made by not less than a majority of its members. The Committee may designate Employees of Dillard’s to assist the Committee in the administration of the Plan and may grant authority to such persons to execute agreements or other documents or to take other actions on behalf of the Committee.

c. The Committee may make such rules and regulations and establish such procedures as it deems appropriate for the administration of the Plan.

d. In the event of a disagreement as to the interpretation of the Plan or any amendment hereto or any rule, regulation or procedure thereunder or as to any right or obligation arising from or related to the Plan, the decision of the Committee shall be final and binding. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any benefit granted under it.

7.	Plan Amendment.

The Board may amend any or all provisions of this Plan at any time by written instrument identified as an amendment of the Plan effective as of a specified date. The Committee may amend the Plan as deemed appropriate to facilitate effective and efficient administration of the Plan, provided that no amendment adopted by the Committee shall become effective which has the effect of materially increasing Company contributions or which creates a significant risk of liability for the Company.

8.	Plan Termination.

The Company expects to continue the Plan indefinitely. However, the Company shall have the right at any time to terminate the Plan in whole or in part by suspending or discontinuing contributions hereunder, or to terminate the Plan.

9.	Plan Not a Contract of Employment.

The adoption and maintenance of the Plan shall not be deemed to constitute or modify a contract between any Company and any Employee or to be a consideration or inducement for or condition of the performance of service by any person. Nothing herein contained shall be deemed to give to any Employee the right to continue in any service of any Company or to interfere with any right of any Company to discharge any Employee at any time, nor to give any Company the right to require an Employee to remain in its service or to interfere with the Employee’s right to terminate his service at any time.

10.	Taxation.

Any compensation received by an Eligible Employee pursuant to the Plan is taxable to the Employee in the tax year in which the payment is made by the Company, and shall be reported as wages on the Employee’s W-2 statement.

11.	Other Benefit Plans.

Nothing contained herein shall in any way limit an Employee’s right to participate in or benefit from any current or deferred compensation plan for which he is currently eligible by reason of his employment.

12.	Alienation of Benefits.

None of the payments provided for by this Plan shall be subject to seizure for payment of any debts or judgments against the Employee; nor shall the Employee have any right to transfer, modify, anticipate or encumber any rights or benefits hereunder.

13.	Minors, Incompetents or Lost Persons.

In the event a payment is to be made to the account of a minor or a person declared to be incompetent, then the Committee may in its discretion make such payment to the legal guardian or, if none, to a parent of a minor with whom the minor maintains his residence. Such a payment to the legal guardian or parent of a minor shall fully discharge the Company and Committee from further liability or account thereof. In the event a benefit is payable under this Plan to a person who cannot be located, the Committee may declare that such payment is forfeited.

14.	Headings and Captions.

Subject headings and captions are included for convenience purposes only and shall not affect the interpretation of the Plan.

15.	Gender and Pronouns.

Throughout this Plan, the masculine shall include the feminine and neuter and the singular shall include the plural and vice versa as the context requires.

16.	Severability.

If any portion of this Plan is held invalid, illegal or unenforceable, such determination shall not impair the enforceability of the remaining terms and provisions herein.

17.	Governing Law.

This Plan shall be governed by the laws of the State of Arkansas. Notwithstanding anything in this Plan to the contrary, it is the intention of Company that this Plan constitute a “Bonus Program” within the meaning of ERISA Regulation Section 2510.3-2(c) and therefore is exempt from the requirements of the Employee Retirement Income Security Act of 1974, as amended, and the Committee and the Board are expressly authorized to make any amendment necessary to comply with this intent.

THIS PLAN IS HEREBY ADOPTED AND EXECUTED as of the date first above written.

DILLARD’S, INC.

By:	/s/ James I. Freeman
James I. Freeman, Senior Vice President and Chief Financial Officer

ATTEST:

/s/ Phillip R. Watts
Phillip R. Watts

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Dillard’s, Inc.
Post Office Box 486
Little Rock, Arkansas 72203	PROXY	The undersigned hereby appoints
Telephone No. (501)376-5200

William Dillard, II and Paul J. Schroeder, Jr., or either of them, as proxies and attorneys-in-fact, each with the power to appoint his substitute to represent and vote, as designated below, all the shares of the Class A Common Stock of Dillard’s, Inc. held of record by the undersigned on March 31, 2009 at the annual meeting of stockholders to be held on May 16, 2009, or any postponement or adjournment thereof.

1. ELECTION OF DIRECTORS.	☐ FOR all Class A nominees listed below (except as marked to the contrary below).	☐ WITHHOLD AUTHORITY to vote for all Class A Nominees.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST BELOW.)

Class A Nominees:

James A. Haslam, III * R. Brad Martin * Frank R. Mori * Nick White

The Board of Directors of the Company recommends voting FOR this proposal

2.	PROPOSAL TO APPROVE AN AMENDMENT TO THE DILLARD’S, INC. STOCK BONUS PLAN TO INCREASE THE TOTAL NUMBER OF SHARES ISSUABLE UNDER THE PLAN TO 1,600,000.

The Board of Directors of the Company recommends voting FOR this proposal

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3. In their discretion, the proxies are authorized to consider and act upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED: , 2009
Signature

Signature, if jointly held

PLEASE MARK, SIGN, DATE AND RETURN

THE PROXY CARD PROMPTLY USING THE

ENCLOSED ENVELOPE.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Dillard’s, Inc.
Post Office Box 486
Little Rock, Arkansas 72203	PROXY	The undersigned hereby appoints
Telephone No. (501)376-5200

William Dillard, II and Paul J. Schroeder, Jr., or either of them, as proxies and attorneys-in-fact each with the power to appoint his substitute to represent and vote, as designated below, all the shares of the Class B Common Stock of Dillard’s, Inc. held of record by the undersigned on March 31, 2009 at the annual meeting of stockholders to be held on May 16, 2009, or any postponement or adjournment thereof.

1. ELECTION OF DIRECTORS.	☐ FOR all Class B nominees listed below (except as marked to the contrary below).	☐ WITHHOLD AUTHORITY to vote for all Class B Nominees.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST BELOW.)

Class B Nominees:

Robert C. Connor * Alex Dillard * Mike Dillard * William Dillard II * James I. Freeman * Peter R. Johnson * Drue Matheny * Warren A. Stephens

The Board of Directors of the Company recommends voting FOR this proposal

2.	PROPOSAL TO APPROVE AN AMENDMENT TO THE DILLARD’S, INC. STOCK BONUS PLAN TO INCREASE THE TOTAL NUMBER OF SHARES ISSUABLE UNDER THE PLAN TO 1,600,000.

The Board of Directors of the Company recommends voting FOR this proposal

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3. In their discretion, the proxies are authorized to consider and act upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED: , 2009
Signature

Signature, if jointly held

PLEASE MARK, SIGN, DATE AND RETURN

THE PROXY CARD PROMPTLY USING THE

ENCLOSED ENVELOPE.